Exhibit 99.1

News Release

Contact:	Constance Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS REPORTS ON 2007 FINANCIAL RESULTS, COMPANY
PROGRESS AND PROVIDES GUIDANCE FOR 2008

SAN DIEGO, CA – March 17, 2008 –– Metabasis Therapeutics, Inc. (Nasdaq: MBRX), today announced its financial results for the year ended December 31, 2007, reviewed 2007 events and provided financial guidance for 2008.

Financial Results:

Revenue was $9.0 million for the year ended December 31, 2007, compared to $4.4 million for the year ended December 31, 2006. The $4.6 million increase was mainly due to increased license fees and sponsored research revenue as a result of the Company’s hepatitis C collaboration with Idenix Pharmaceuticals, Inc. and an up-front license fee in connection with the Company’s former collaboration agreement with Schering-Plough Corporation for the development of pradefovir.

Research and development expenses were $40.9 million for the year ended December 31, 2007, compared to $29.9 million for the year ended December 31, 2006. The $11.0 million increase was mainly due to increased clinical development costs for MB07803, MB07811 and MB07133, increased personnel costs due to a higher number of employees in 2007 and increased stock-based compensation costs. General and administrative expenses were $12.4 million for the year ended December 31, 2007, compared to $11.3 million for the year ended December 31, 2006. The $1.1 million increase was mainly due to an increase in personnel costs due to a higher number of employees in 2007. Stock-based compensation expense included in research and development and general and administrative expenses for the full year 2007 was $3.1 million and $1.9 million, respectively.

Net loss for the year ended December 31, 2007 was $41.8 million, or $1.37 per share, compared to a net loss of $33.3 million, or $1.15 per share, for the prior year.

As of December 31, 2007, Metabasis had $42.4 million in cash, cash equivalents and securities available-for-sale, compared to $77.9 million at December 31, 2006. The decrease of $35.5 million was primarily due to the use of cash for operations.

2007 Updates

MB07803

The Company made continued progress on its Phase 2a, 28-day proof-of-concept clinical trial for MB07803, its second-generation fructose-1,6-bisphosphatase (FBPase) inhibitor for the treatment of type 2 diabetes, with full enrollment of over 100 patients achieved ahead of schedule. The Company is on track to deliver top-line results from the trial in the second quarter of 2008, as planned. MB07803 is designed to block the metabolic pathway in the liver that results in excessive glucose production. Excess glucose production is believed to be a major contributor to the morbidity and mortality associated with type 2 diabetes.

The second-generation FBPase inhibitor, MB07803, was selected for clinical development based on preclinical studies demonstrating that MB07803 is more potent and has a more favorable pharmacokinetic profile than CS-917, the Company’s first-generation FBPase inhibitor. Results from Phase 1 clinical trials were consistent with these findings and supported once-a-day dosing. Moreover, the results suggest that MB07803 exhibits increased oral bioavailability, reduced metabolism and reduced drug variability relative to
CS-917. The Company believes the improvements in MB07803 could lead to better tolerability and improved efficacy relative to CS-917. The Company’s former agreement to develop CS-917 with Daiichi Sankyo was recently terminated following CS-917’s failure to achieve the primary endpoint in a Phase 2b clinical trial completed in 2007; upon the termination, all rights and related material were returned to Metabasis.

MB07811

MB07811, Metabasis’ product candidate for the treatment of hyperlipidemia, is a novel liver-targeted TRb receptor agonist that has been shown in preclinical studies to effectively lower total serum cholesterol by reducing LDL (the “bad”) cholesterol and to lower serum liver triglycerides (TGs) and lipoprotein (a) [Lp(a)]. In addition, MB07811 was shown to reduce liver fat in certain animal models, a condition that may be associated with increased risk of diabetes and chronic liver disease. Presentations highlighting these results were given in the fourth quarter of 2007 at the American Thyroid Association’s 78th Annual Meeting and at the 58th Annual Meeting of the American Association for the Study of Liver Diseases, as well as at other scientific meetings throughout the year. The liver targeting, which the Company believes is an important element of MB07811, is accomplished through the use of the Company’s proprietary HepDirect® prodrug technology, as well as through the design of a proprietary TRb receptor agonist that has limited activity in extra-hepatic tissues. This liver targeting was described in a Proceedings of the National Academy of Sciences (PNAS) paper published in September 2007.

As previously reported, Metabasis successfully completed four dose cohorts in its ongoing Phase 1b multiple-dose clinical trial evaluating the safety and tolerability of MB07811 by the end of 2007, and continued dose escalating in 2008. The goal of the ongoing Phase 1b clinical trial is to evaluate the dose that can be administered without evoking a therapy-limiting side effect. A preliminary analysis conducted after completion of  the first four cohorts in this clinical trial, which is being conducted in healthy volunteers with modestly elevated LDL-cholesterol, indicated that the product candidate is safe and well-tolerated at the first four doses studied (each cohort included eight volunteers, two who received placebo and six who received MB07811). Although not the primary end-point of the study, Metabasis also conducted an evaluation of the efficacy of MB07811 as part of the analysis. While these observations should be considered preliminary, the results are encouraging with clinically-relevant reductions in LDL-cholesterol and TGs observed relative to the changes seen in patients treated with placebo. Because the goal is to define a range of doses that can be administered safely and provide the potential for a wide therapeutic window, the Company is continuing to escalate dose. Since reporting on the first four doses, a fifth dose cohort was completed successfully and a sixth is underway. We expect to report final results after all dosing cohorts are completed.  Metabasis is also moving forward with plans to initiate a 12-week Phase 2a clinical trial which is targeted to begin around mid-year.

Liver Disease Product Candidates

As previously reported, the Company is focusing its resources on the discovery and development of metabolic disease therapies and intends to license both of its non-core, liver disease product candidates, pradefovir and MB07133. The Company completed a Phase 1/2 clinical trial for MB07133, its product candidate for the treatment of hepatocellular carcinoma (HCC), or primary liver cancer, in 2007 and received Orphan Drug Designation from the FDA and Orphan Medicinal Product Designation from the European Commission. Pradefovir is the Company’s product candidate for treating hepatitis B that successfully completed a Phase 2b clinical trial. The Company’s former agreement to develop pradefovir with Schering-Plough Corporation was terminated last year and all rights and related material were returned to Metabasis.

Discovery Programs

Metabasis’ discovery team made excellent progress during 2007 on several programs. The Company expects to recommend compounds for clinical development from its glucagon antagonist program for the treatment of type 2 diabetes and second-generation TRb agonist program for treating hyperlipidemia in 2008. Additionally, the discovery team continued to make progress with the Company’s AMPK program being conducted in collaboration with its partner, Merck & Co.

“With our new strategic emphasis on metabolic diseases and two product candidates with large market opportunities, MB07803 and MB07811, nearing clinical proof-of-concept milestones in clinical development programs, we believe we are poised to create significant value in the coming months,” commented Dr. Paul Laikind, president and chief executive officer. “Based on improvements already demonstrated in early clinical trials for MB07803, coupled with preclinical evidence of enhanced efficacy for inhibiting glucose production, we have confidence in the success of this second-generation candidate.  We look forward to reviewing key data from a Phase 2a clinical trial for MB07803 next quarter, and if data support it, starting additional clinical trials on this candidate in the second half of the year, including a drug/drug interaction clinical trial with metformin.

“We also made great progress in 2007 with our novel approach for treating hyperlipidemia, MB07811, culminating with promising preliminary safety and efficacy data we reported in January. We expect a series of important clinical milestones to be achieved with MB07811 over the next year, including the final results of the Phase 1b clinical trial, and the initiation of a Phase 2a clinical trial as well as a drug/drug interaction clinical trial with a statin.

“Additionally, we expect to recommend compounds from at least two advanced discovery stage programs for clinical development within our core metabolic disease product pipeline by the end of 2008, as mentioned above. With respect to the glucagon program in particular, we are actively seeking a partner and there has been significant interest from a number of pharmaceutical companies.

“All of our clinical candidates, along with our promising preclinical candidates, not only represent the significant development pipeline we have, but also represent potential partnering opportunities. We anticipate that a number of important value-driving milestones and events will occur in 2008 as the pipeline progresses, data become available and partnerships are established.”

2008 R&D Goals

MB7803

•                  Complete the 28-day proof-of-concept Phase 2a clinical trial

•                  Report top-line results of the Phase 2a clinical trial in the second quarter

•                  Complete a metformin drug/drug interaction clinical trial

MB07811

•                  Complete the 14-day Phase 1b clinical trial

•                  Report top-line results around midyear

•                  Initiate a Phase 2a proof-of-concept clinical trial

•                  Complete a statin drug/drug interaction clinical trial

MB07133 and Pradefovir

•                  License one or more product candidates

Discovery

•                  Recommend glucagon and TRb agonist for clinical development

•                  Establish partnerships or collaborations

2008 Guidance:

Consistent with its previously announced revised strategic plan, Metabasis expects overall operating expenses to remain relatively unchanged from 2007 levels, despite expected increases in costs associated with the continued clinical trials of MB07811. Accordingly, the Company anticipates 2008 operating expenses to be $51 - $56 million. Metabasis expects to receive significant cash inflows in 2008 from existing and forecasted new corporate collaborations, as well as other sources of funding. However, excluding all inflows except the recently executed $5 million venture loan and contractually obligated proceeds from existing corporate collaborations, the Company expects 2008 cash usage to range from $40 – $45 million.

Conference call:

The Metabasis management team will host a conference call and live webcast to discuss 2007 year-end financial results at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. Individuals interested in participating in the call may do so by dialing 800-659-1966 for domestic callers and 617-614-2711 for international callers. Please specify to the operator “Metabasis Therapeutics” when asked for a passcode. The conference call will be webcast live on Metabasis’ website at www.mbasis.com under the “Investors” section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company using its proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways. The Company has established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet needs. Metabasis’ core area of focus is on the discovery and development of drug candidates to treat metabolic diseases such as diabetes and hyperlipidemia, among others. Although not a core focus of the Company, Metabasis has also discovered and developed drug candidates for treating liver diseases such as hepatitis and primary liver cancer, which it now intends to license or partner. All of the Company’s product candidates were developed internally using proprietary technologies.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the initiation, progress, completion and results of clinical trials for each of Metabasis’ four current product candidates, including the expected results of ongoing clinical trials for MB07803 and MB07811 and timelines for the initiation of additional clinical trials of those product candidates; the potential efficacy and benefits of, and the potential market for, Metabasis’ product candidates, including MB07803 and MB07811; the progress of Metabasis’ discovery programs, including the expected advancement of certain programs into clinical development; and the occurrence of potential partnering opportunities and other value-driving milestones and events in 2008. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-K for the year-ended December 31, 2007 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2007	2006

Assets:
Current assets:
Cash and securities available-for-sale	$42,438	$77,923
Other current assets	1,157	1,490
Total current assets	43,595	79,413
Property and equipment, net	6,356	6,263
Other assets	172	179
Total assets	$50,123	$85,855

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$8,115	$5,563
Other current liabilities	3,412	4,973
Total current liabilities	11,527	10,536
Long-term liabilities	6,495	7,181
Stockholders’ equity	32,101	68,138
Total liabilities and stockholders’ equity	$50,123	$85,855

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)
Revenues:
Sponsored research	$585	$635	$3,398	$2,210
License fees	751	620	5,301	1,984
Other revenue	—	161	320	192
Total revenues	1,336	1,416	9,019	4,386

Operating expenses:
Research and development	9,478	8,887	40,915	29,945
General and administrative	3,158	3,230	12,442	11,250
Total operating expenses	12,636	12,117	53,357	41,195

Loss from operations	(11,300)	(10,701)	(44,338)	(36,809)
Total interest income, net	421	954	2,539	3,541

Net loss	$(10,879)	$(9,747)	$(41,799)	$(33,268)

Basic and diluted net loss per share	$(0.35)	$(0.32)	$(1.37)	$(1.15)
Shares used to compute basic and diluted net loss per share	30,690	30,337	30,587	29,019